UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2021

AVIDITY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39321	46-1336960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10975 N. Torrey Pines Road, Suite 150 La Jolla, California 92037
(Address of principal executive offices) (Zip Code)

(858) 401-7900
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2021, Todd Brady and Michael Martin, Ph.D., resigned from the Board of Directors (the “Board”) of Avidity Biosciences, Inc. (the “Company”). Mr. Brady and Dr. Martin advised the Company that their decisions to resign were not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Additionally, on January 11, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, and pursuant to the amended and restated bylaws of the Company, the Board appointed Tamar Thompson and Jean Kim to fill the vacancies created by such resignations. Ms. Thompson will serve as a Class II director, with an initial term expiring at the Company’s 2022 annual meeting of stockholders, and Ms. Kim will serve as a Class III director, with an initial term expiring at the Company’s 2023 annual meeting of stockholders. In addition, in connection with such Board appointments, effective as of January 11, 2021, the Audit Committee of the Board is composed of Carsten Boess, Noreen Henig, M.D. and Ms. Kim, the Compensation Committee of the Board is composed of Edward Kaye, M.D. and Ms. Thompson and the Nominating and Corporate Governance Committee of the Board is composed of Dr. Henig, Dr. Kaye and Roderick Wong, M.D.

Ms. Thompson is a distinguished health policy strategist, government affairs leader and market access executive with a diverse background across multiple healthcare sectors and therapeutic categories including rare disease, immunology, oncology and cardiovascular disease. She has more than twenty years of leadership experience in health care, including a focus on developing strategic and tactical recommendations to ensure optimal reimbursement and market access for rare disease products. Since November 2019, Ms. Thompson has served as the Vice President, US Government Affairs and Policy for Alexion Pharmaceuticals, Inc. and as the Chair of the Board of Alexion’s Charitable Foundation. Prior to joining Alexion, Ms. Thompson served as head, federal executive branch strategy and state government affairs for Bristol-Myers Squibb Company from February 2015 to November 2019. She also served as a strategic policy advisor and consultant for premiere Washington, DC based firms, including ADVI, Kimbell and Associates and Avalere Health. Ms. Thompson holds a M.S. in Health Sciences with a concentration in Public Health from Trident University.

Ms. Kim is a recognized healthcare investment partner with more than twenty years of biotechnology experience and leadership on Wall Street. Ms. Kim served as a Partner at Deerfield Management Company LP from August 2006 to July 2020 where she provided extensive research and analysis on individual companies operating in the healthcare industry, with a particular focus on rare and orphan diseases. In addition, Ms. Kim incubated and founded a new gene therapy portfolio company at Deerfield Management with a novel incubator company structure focused on rare orphan monogenic diseases. Prior to joining Deerfield, she was a healthcare investment professional for six years with Merrill Lynch Ventures and a Financial Analyst in Merrill Lynch’s investment banking department. Ms. Kim received her Bachelor of Arts in English Literature and a Bachelor of Science in Biology from Stanford University. She also holds an MBA from Harvard Business School and a Master of Science degree from the Massachusetts Institute of Technology through the Biomedical Enterprise Program and was a Fulbright Scholar. Ms. Kim currently serves on the Board of Directors of Amplo Biotechnology, a gene therapy company.

Pursuant to the Company’s non-employee director compensation program, Ms. Thompson and Ms. Kim were each granted on the date of their appointment options to purchase 30,000 shares of the Company’s common stock, which vest in substantially equal monthly installments over the three years following their appointment to the Board. Ms. Thompson and Ms. Kim will receive cash compensation for their service on the Board in accordance with the Company’s non-employee director compensation program, as such program may be amended from time to time. Ms. Thompson and Ms. Kim have also entered into the Company’s standard form of Indemnification Agreement, the form of which was filed as Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 11, 2020.

There is no arrangement or understanding between Ms. Thompson or Ms. Kim and any other person pursuant to which Ms. Thompson or Ms. Kim was appointed as a director. Ms. Thompson and Ms. Kim are not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Board has determined that Ms. Thompson and Ms. Kim are independent directors in accordance with the listing requirements of the Nasdaq Global Market.

Additionally, Troy Wilson, Ph.D., J.D. has transitioned from Executive Chairman of the Board to the role of non-executive Chairman of the Board, effective as of January 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDITY BIOSCIENCES, INC.

Date: January 11, 2021	By:	/s/ Michael F. MacLean
Michael F. MacLean
Chief Financial Officer